EXHIBIT 4.5
                                                       NOTE

$17,500,000.00                                               New York, New York
                                                                  July 31, 1998


         FOR VALUE RECEIVED, THE INTERLAKE CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of THE BANK OF NOVA SCOTIA (the "Bank"), in lawful money of the United States of America in immediately available funds, at the office of The Chase Manhattan Bank (the "Administrative Agent") located at 270 Park Avenue, New York, New York 10017 on the Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS or, if less, the unpaid principal amount of all Loans (as defined in the Credit Agreement) made by the Bank pursuant to the Credit Agreement.

         The Borrower promises also to pay interest on the unpaid principal amount of each Loan in like money at said office from the date such Loan is made until paid at the rates and at the times provided in Section 1.08 of the Credit Agreement.

         This Note is one of the Notes referred to in the Third Amended and Restated Credit Agreement, dated as of September 27, 1989 and amended and restated as of July 31, 1998, among the Borrower, the financial institutions named therein (including the Bank), the Administrative Agent and the Document Agent (as so amended and restated and as the same may hereafter be amended, modified or supplemented from time to time, the "Credit Agreement") and is entitled to the benefits thereof. This Note is issued in replacement of the Notes as defined in and issued pursuant to the Prior Credit Agreement (as defined in the Credit Agreement). This Note is guaranteed pursuant to the Subsidiary Guaranties and is secured by certain Security Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary and mandatory prepayment prior to the Maturity Date, in whole or in part.

         In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

         The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                                                     THE INTERLAKE CORPORATION




                             By: /s/Stephen Gregory
                              Name: Stephen Gregory
                              Title: Vice President